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                                                                    EXHIBIT 12.1

                          STATEMENT ON COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                  Year Ended December 31,
                                   ------------------------------------------------------   Nine Months Ended
                                    1995       1996       1997        1998         1999     September 30, 2000
                                  -------    -------    --------    --------     --------   ------------------

(in thousands)
COMPUTATION OF EARNINGS:
-----------------------
Pretax income before adjustment
  for minority interests in
  consolidated subsidiaries and
  income or loss from equity
  investees ...................... $15,281    $21,219    $ 37,340   $ 48,133      $121,624      $338,283
Fixed charges ....................  33,626     49,762      74,489    102,606       157,254       219,766
Amortization of capitalized
  interest .......................      --         --          --        136           331           328
Distributed income of equity
  investees ......................      --      1,274      21,042     27,717        43,318        26,717
Interest capitalized .............      --         --      (6,200)    (7,000)      (47,300)     (119,549)
Minority interest in pretax
  income of subsidiaries that
  have not incurred fixed
  charges .......................       --         --          --         --           265           813
                                   -------    -------    --------    --------     --------      --------
Total earnings                     $48,907    $72,255    $126,671    $171,592     $275,492      $466,358
                                   =======    =======    ========    ========     ========      ========

COMPUTATION OF FIXED CHARGES:
----------------------------
Interest expensed and
  capitalized ...................  $32,877    $46,384    $ 69,437    $ 96,317     $142,448      $175,546
Estimate of interest within
   rental expense ...............      749      3,378       5,052       6,289       12,241        15,507
Distributions on HIGH TIDES .....       --         --          --          --        2,565        28,713
                                   -------    -------    --------    --------     --------      --------
Total fixed charges .............  $33,626    $49,762    $ 74,489    $102,606     $157,254      $219,766
                                   =======    =======    ========    ========     ========      ========
Ratio of earnings to fixed
  charges .......................     1.45x      1.45x       1.70x       1.67x        1.75x         2.12x

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